Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES THIRD QUARTER FISCAL 2006 OPERATING RESULTS

Uncasville, Connecticut, July 27, 2006 – The Mohegan Tribal Gaming Authority, or the Authority or MTGA, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a harness racetrack located in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter ended June 30, 2006.

Results for the quarter ended June 30, 2006 were as follows:

•	Record third quarter gaming revenues of $321.1 million, a 3.8% increase over the corresponding period in the prior year

•	Gross slot revenues of $227.7 million, a 3.4% increase over the corresponding period in the prior year

•	Table games revenues of $89.9 million, a 7.6% increase over the corresponding period in the prior year

•	Non-gaming revenues of $63.7 million, a 3.4% decrease from the corresponding period in the prior year

•	Income from operations of $73.1 million, a 6.4% increase over the corresponding period in the prior year

•	Net income of $42.9 million, an 11.3% increase over the corresponding period in the prior year

•	Record third quarter Adjusted EBITDA, a non-GAAP measure more fully described below, of $96.5 million, a 5.7% increase over the corresponding period in the prior year

Third Quarter Operating Results

Net income for the quarter ended June 30, 2006 increased by $4.4 million, or 11.3%, to $42.9 million compared to $38.5 million for the same period in the prior year. The increase in net income is primarily due to a $5.0 million increase in income from operations at Mohegan Sun as described below.

Adjusted EBITDA for the quarter ended June 30, 2006 increased by $5.3 million, or 5.7%, to $96.5 million compared to $91.2 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended June 30, 2006 was 27.2% compared to a 26.6% Adjusted EBITDA margin for the same period in the prior year. The increase in the Adjusted EBITDA margin for the quarter ended June 30, 2006 was primarily attributable to the increase in the Adjusted EBITDA margin for Mohegan Sun as described below and a decrease of $1.4 million in corporate expenses of MTGA.

Interest expense decreased by $700,000 to $22.7 million for the quarter ended June 30, 2006 as compared to $23.4 million for the same period in the prior year due to the capitalization of interest costs during the construction phase at Pocono Downs and a decrease in weighted average outstanding debt, offset by a slight increase in the weighted average interest rate. The weighted average outstanding debt was $1.25 billion for the quarter ended June 30, 2006 versus $1.29 billion for the quarter ended June 30, 2005. The weighted average interest rate was 7.4% for the quarter ended June 30, 2006 compared to 7.3% for the same period in the prior year.

“The quarterly operating results for Mohegan Sun were outstanding,” commented Bruce Bozsum, Chairman of the Authority’s Management Board. “Our property continues to offer the best gaming and entertainment experience in the Northeast. We commend the management team and our 9,000 terrific employees.”

Mohegan Sun

Adjusted EBITDA at Mohegan Sun for the quarter ended June 30, 2006 increased by $4.9 million, or 5.3%, to $98.0 million compared to $93.1 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended June 30, 2006 was 28.4% compared to 28.0% for the same period in the prior year. The Adjusted EBITDA margin increase is attributable to an increase in our table games and slot revenues for the quarter ended June 30, 2006, combined with efficiencies achieved in managing our workforce and casino marketing costs.

“Our Adjusted EBITDA margin improvement for the quarter is the result of enhancements in our targeted direct marketing programs and more effective utilization of labor,” said Jeffrey Hartmann, MTGA and Mohegan Sun Chief Operating Officer.

Net revenues for the quarter ended June 30, 2006 increased by $12.4 million, or 3.7%, to $344.6 million from $332.2 million for the same period in the prior year. This increase is primarily attributable to a 4.1% growth in gaming revenues at Mohegan Sun and a 6.7% decrease in promotional allowances, as a result of changes in promotional programs offered to our casino patrons.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended June 30, 2006 increased by $7.4 million, or 3.4%, to $227.7 million from $220.3 million for the same period in the prior year. The State of Connecticut reported slot revenues of $435.4 million and $430.0 million for the quarters ended June 30, 2006 and 2005, respectively, representing an increase of 1.2%. Mohegan Sun increased its slot market share to 52.3% of the Connecticut market for the quarter ended June 30, 2006 versus 51.2% in the quarter ended June 30, 2005. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter ended June 30, 2006 was 8.6% compared to 8.7% for the same period in the prior year. Gross slot win per unit per day was $404 and $390 for the quarters ended June 30, 2006 and 2005, respectively.

“We continue to offer our guests unique gaming and entertainment attractions and promotions, as well as outstanding customer service, allowing Mohegan Sun to capture more of the Connecticut market share,” said Mitchell Etess, MTGA and Mohegan Sun President and CEO.

Table games revenues for the quarter ended June 30, 2006 increased by $6.4 million, or 7.6%, to $89.9 million from $83.5 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 15.2% and 16.5% for the quarters ended June 30, 2006 and 2005, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,308 and $3,114 for the quarters ended June 30, 2006 and 2005, respectively. Also during the quarter, a private high limit table games suite was opened on the 36th floor of the Mohegan Sun hotel.

Food and beverage revenues decreased by $352,000, or 1.5%, to $22.5 million for the quarter ended June 30, 2006 from $22.8 million for the same period in the prior year. The decrease in revenues is primarily attributable to a 5.2% decrease in the number of meals served, or food covers, partially due to the closure of the Rising Moon food court in the Casino of the Sky for renovations in January 2006. The food court is scheduled to reopen in August 2006 as Geno Auriemma’s Fast Break food court. The decrease in food covers is partially offset by an increase in the average price per meal to $13.24 for the quarter ended June 30, 2006 from $12.98 for the quarter ended June 30, 2005.

Hotel revenues of $12.8 million for the quarter ended June 30, 2006 were comparable to revenues for the same period in the prior year. Hotel occupancy decreased slightly to 95.1% for the quarter ended June 30, 2006 compared to 96.1% for the quarter ended June 30, 2005. The average daily room rate, or ADR, increased to $118 for the quarter ended June 30, 2006 compared to $117 for the quarter ended June 30, 2005. Revenue per Available Room, or REVPAR, of $112 for the quarter ended June 30, 2006 was comparable to REVPAR for the same period in the prior year.

Retail, entertainment and other revenues decreased by $1.7 million, or 5.9%, to $27.2 million for the quarter ended June 30, 2006 from $28.9 million for the same period in the prior year. The decrease is primarily attributable to changes in promotions offered to Mohegan Sun Player’s Club members, which resulted in a decrease of $2.0 million, or 23.1%, in retail revenues.

Income from operations for the quarter ended June 30, 2006 increased by $5.0 million, or 7.0%, to $76.3 million from $71.3 million for the quarter ended June 30, 2005.

Mohegan Sun at Pocono Downs

Adjusted EBITDA for the quarter ended June 30, 2006 decreased by $575,000 to $212,000 compared to $787,000 for the same period in the prior year. The decrease is primarily attributable to the decrease in racing revenues and an increase in labor costs and certain other operating expenses. The Adjusted EBITDA margin for the quarter ended June 30, 2006 was 2.2% compared to 7.6% for the same period in the prior year.

Racing revenues for the quarter ended June 30, 2006 decreased by $538,000, or 6.0%, to $8.5 million from $9.0 million for the same period in the prior year. The decrease is partially attributable to the termination of a local television racing broadcast used for telephone wagering and poor weather conditions during the spring season which led to severe flooding in Northeast Pennsylvania.

Net revenues for the quarter ended June 30, 2006 decreased by $680,000, or 6.6%, to $9.6 million from $10.3 million for the same period in the prior year.

Loss from operations for the quarter ended June 30, 2006 was $1.8 million compared to income from operations of $209,000 for the same period in the prior year. The loss from operations for the quarter ended June 30, 2006 includes $1.4 million in pre-opening costs and expenses related to the development plans described below.

In December 2005, Downs Racing, LP, or Downs Racing, a subsidiary of the Authority that owns and operates Mohegan Sun at Pocono Downs, submitted applications for conditional and permanent Category One Slot Machine Licenses to the Pennsylvania Gaming Control Board, or PGCB. Upon receipt of a conditional or permanent license, Downs Racing will be required to pay a one-time $50.0 million licensing fee to the Commonwealth of Pennsylvania. As required by the PGCB, the Authority delivered to the PGCB a letter of credit in the amount of $50.0 million as security for Downs Racing’s future license fee payment.

In June 2006, the PGCB approved regulations for slot machine suppliers and began awarding approved licenses to the suppliers. The PGCB has announced that it now expects to award conditional Category One Slot Machine Licenses on September 27, 2006.

In anticipation of receipt of a slot machine license, Downs Racing is making significant improvements and additions at Mohegan Sun at Pocono Downs, including a new state of the art simulcast facility, which opened to the public on March 13, 2006, improvements to the grandstand to permit the installation of approximately 1,080 slot machines, a new 10,000 square foot food court and road and parking infrastructure enhancements. The Authority expects the cost of these improvements to approximate $70 million. This estimate includes the procurement and related implementation costs associated with new business systems for the planned slot facility and other infrastructure related improvements expected to be incorporated into the future casino development at the site. Renovation and expansion of the grandstand and infrastructure related improvements are expected to be completed by the end of the summer. Procurement of slot machines and other gaming related equipment are estimated to be completed within approximately twelve weeks of the date of order.

As previously announced by Downs Racing, its future plans for opening and operating a slot facility at Mohegan Sun at Pocono Downs may be impacted by the resolution of its concerns regarding final regulations of the Pennsylvania Department of Revenue relating to the determination of the local share assessment on gross terminal revenues generated by gaming operations. As noted in the public comments of Downs Racing relating to these regulations, the Authority believes that the Department of Revenue’s interpretation of the local share assessment inappropriately increases the potential effective tax rate on slot revenues and would impact the business plan for Mohegan Sun at Pocono Downs. The Authority is continuing to explore all options to achieve a more favorable outcome of this issue, without which Downs Racing and the Authority will be forced to reconsider their plans to own and operate a slot machine facility and other operations in the Commonwealth of Pennsylvania.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Mohegan Sun	$344,614	$332,215	$98,013	$93,067
Pocono Downs	9,628	10,308	212	787
Corporate	—	—	(1,767)	(2,610)

Total	$354,242	$342,523	$96,458	$91,244

(in thousands, unaudited)	Net Revenues For the Nine Months Ended		Adjusted EBITDA For the Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Mohegan Sun	$1,018,973	$958,044	$282,602	$259,783
Pocono Downs (1)	24,751	16,552	(349)	1,525
Corporate	—	—	(7,085)	(7,878)

Total	$1,043,724	$974,596	$275,168	$253,430

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of June 30, 2006, the Authority held cash and cash equivalents of $84.6 million, an increase of $12.2 million from $72.4 million as of September 30, 2005. As of June 30, 2006, there were no outstanding draws under the Authority’s $450.0 million bank credit facility revolving loan. In December 2005, the Authority received the requisite consent from its lenders to amend the bank credit facility to permit the Authority to increase the maximum amount available under letters of credit to $60.0 million, enabling the Authority to establish the $50.0 million letter of credit necessary for the Pennsylvania slot license applications mentioned above. Taking into effect this and other letters of credit, which reduced borrowing availability under the bank credit facility, the Authority had approximately $399.3 million of available borrowing under the bank credit facility as of June 30, 2006. The Authority’s total debt was approximately $1.23 billion as of June 30, 2006.

Capital expenditures totaled $85.8 million for the nine months ended June 30, 2006 versus $35.5 million for the same period in the prior year, comprised primarily of Pocono Downs construction expenditures of $35.6 million and maintenance capital expenditures at Mohegan Sun of $36.9 million.

Capital expenditures at the Authority level were $13.1 million for the nine months ended June 30, 2006 which primarily include the purchase of land, excluding prior deposits, expected to be the site for the development of a casino to be owned by the Cowlitz Indian Tribe (the “Cowlitz Project”).

Capital expenditures at Mohegan Sun are anticipated to be approximately $50.0 million for the 2006 fiscal year, comprised primarily of anticipated maintenance capital expenditures, customer relationship management software and related hardware, slot machine replacements and information systems enhancements and upgrades.

The Authority also recently hired the architectural firm Wimberly Allison Tong and Goo of Orlando, Florida, or WATG, to perform the master planning services for a potential hotel and casino expansion at Mohegan Sun.

Capital expenditures for the Pocono Downs racetrack site are anticipated to be approximately $53.0 million for the 2006 fiscal year, comprised primarily of construction costs for the renovation and expansion of the existing grandstand and infrastructure related improvements.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $54.3 million and $50.4 million for the nine months ended June 30, 2006 and 2005, respectively. Distributions to the Tribe are now anticipated to total approximately $86.5 million for fiscal year 2006.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Any future investments in Pocono Downs related to the improvement of the existing facility and the development of a slot machine facility at the racetrack, in addition to the payment of a one-time slot machine license, are anticipated to be funded through the bank credit facility and additional borrowings, as necessary.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal 2006 operating results on Thursday, July 27, 2006 at 2:00 p.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 2964733

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing approximately two hours after the call’s completion on Thursday, July 27, 2006. This replay will run through August 10, 2006.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 2964733

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains Township, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2005, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005	For the Nine Months Ended June 30, 2006	For the Nine Months Ended June 30, 2005
Revenues:
Gaming	$321,079	$309,325	$940,513	$881,917
Food and beverage	23,228	23,650	70,394	66,812
Hotel	12,820	12,845	37,062	36,330
Retail, entertainment and other	27,607	29,380	87,054	79,378

Gross revenues	384,734	375,200	1,135,023	1,064,437
Less—Promotional allowances	(30,492)	(32,677)	(91,299)	(89,841)

Net revenues	354,242	342,523	1,043,724	974,596

Operating costs and expenses:
Gaming	178,734	174,268	532,105	502,595
Food and beverage	11,852	10,958	37,205	32,806
Hotel	4,886	4,249	12,788	11,780
Retail, entertainment and other	8,749	9,825	29,244	24,247
Advertising, general and administrative	51,798	49,369	150,129	141,860
Corporate expenses	1,352	2,847	7,418	8,310
Pre-opening costs and expenses	1,361	—	3,409	—
Depreciation and amortization	22,446	22,307	65,799	65,877

Total operating costs and expenses	281,178	273,823	838,097	787,475

Income from operations	73,064	68,700	205,627	187,121

Other income (expense) :
Accretion of discount to the relinquishment liability	(7,677)	(6,867)	(23,030)	(20,600)
Interest income	652	189	1,466	416
Interest expense, net of capitalized interest	(22,664)	(23,423)	(68,306)	(64,875)
Loss on early extinguishment of debt	—	—	—	(280)
Other expense, net	(85)	(325)	(77)	(1,140)

Total other expense	(29,774)	(30,426)	(89,947)	(86,479)

Income before minority interest	43,290	38,274	115,680	100,642
Minority interest	(413)	237	333	432

Net income	$42,877	$38,511	$116,013	$101,074

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Operating Results:
Gross revenues	$384,734	$375,200	$1,135,023	$1,064,437
Net revenues	354,242	342,523	1,043,724	974,596
Income from operations	73,064	68,700	205,627	187,121
Net income	42,877	38,511	116,013	101,074

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$96,458	$91,244	$275,168	$253,430
Adjusted EBITDA margin	27.2%	26.6%	26.4%	26.0%

Capital expenditures	$25,236	$14,219	$85,808	$35,510
Cash interest paid	14,092	10,706	59,101	47,403

Balance Sheet Data:
Cash and cash equivalents	$84,620	$77,596	$84,620	$77,596
Total debt	1,229,240	1,266,934	1,229,240	1,266,934

MOHEGAN SUN

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Adjusted EBITDA:
Adjusted EBITDA	$98,013	$93,067	$282,602	$259,783
Adjusted EBITDA margin	28.4%	28.0%	27.7%	27.1%

Capital expenditures	$9,681	$13,027	$36,888	$33,411

Win Per Unit Per Day:
Slot machines (gross)	$404	$390	$390	$370
Table games	3,308	3,114	3,311	3,126

Hold Percentage:
Slot machines (gross)	8.6%	8.7%	8.6%	8.5%
Table games	15.2%	16.5%	15.7%	16.3%

Slot Market Share:
Slot handle market share	52.8%	51.0%	53.0%	51.4%
Slot win market share	52.3%	51.2%	52.6%	51.4%
Slot handle efficiency	112.1%	111.0%	112.7%	112.2%
Slot win efficiency	111.1%	111.6%	111.8%	112.4%

Hotel Statistics:
Hotel occupancy %	95.1%	96.1%	92.2%	91.2%
Average Daily Rate (ADR)	$118	$117	$118	$117
Revenue Per Available Room (REVPAR)	$112	$112	$109	$107

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005 (1)
Adjusted EBITDA:
Adjusted EBITDA	$212	$787	$(349)	$1,525
Adjusted EBITDA margin	2.2%	7.6%	(1.4)%	9.2%
Capital expenditures	$9,925	$1,192	$35,823	$2,099

(1)	Acquired January 25, 2005

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$96,458	$91,244	$275,168	$253,430
Pre-opening costs and expenses	(1,361)	—	(3,409)	—
Depreciation and amortization	(22,446)	(22,307)	(65,799)	(65,877)
Minority interest	413	(237)	(333)	(432)

Income from operations	73,064	68,700	205,627	187,121

Accretion of discount to the relinquishment liability	(7,677)	(6,867)	(23,030)	(20,600)
Interest income	652	189	1,466	416
Interest expense, net of capitalized interest	(22,664)	(23,423)	(68,306)	(64,875)
Loss on early extinguishment of debt	—	—	—	(280)
Other expense, net	(85)	(325)	(77)	(1,140)
Minority interest	(413)	237	333	432

Net income	$42,877	$38,511	$116,013	$101,074

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Three Months Ended June 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$76,281	$—	$21,732	$—	$98,013
Pocono Downs	(1,844)	1,361	695	—	212
Corporate	(1,373)	—	19	(413)	(1,767)

Total	$73,064	$1,361	$22,446	$(413)	$96,458

	For the Three Months Ended June 30, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$71,338	$—	$21,729	$—	$93,067
Pocono Downs	209	—	578	—	787
Corporate	(2,847)	—	—	237	(2,610)

Total	$68,700	$—	$22,307	$237	$91,244

	For the Nine Months Ended June 30, 2006
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$218,836	$—	$63,766	$—	$282,602
Pocono Downs	(5,734)	3,409	1,976	—	(349)
Corporate	(7,475)	—	57	333	(7,085)

Total	$205,627	$3,409	$65,799	$333	$275,168

	For the Nine Months Ended June 30, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interest	Adjusted EBITDA
Mohegan Sun	$195,040	$—	$64,743	$—	$259,783
Pocono Downs (1)	391	—	1,134	—	1,525
Corporate	(8,310)	—	—	432	(7,878)

Total	$187,121	$—	$65,877	$432	$253,430

(1)	Acquired January 25, 2005

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut July 27, 2006

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000